Exhibit 99.1
NEWS RELEASE

Date: February 1, 2011	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, February 1, 2011 — CorVel Corporation (NASDAQ: CRVL) today announced earnings per share of $0.56 for the quarter ended December 31, 2010, a 4% increase compared to $0.54 in the same quarter of the prior fiscal year. Earnings per share for the nine months ended December 31, 2010 were $1.82, a 20% increase over the $1.52 earnings per share for the nine months ended December 31, 2009. The Company reported quarterly revenues of $95.3 million, a 10% increase compared to $86.6 million in the same quarter of the prior fiscal year. Revenues for the nine months ended December 31, 2010 were $280.2 million, a 12% increase over the $250.4 million for the nine months ended December 31, 2009.
The revenue growth for the current quarter was lead by a 12% growth in its Network Solutions product line and an 8% increase in the Company’s Patient Management service line. Networks Solutions growth was driven by increased transaction volume in the Company’s medical bill review product, as well as increasing growth in the Pharmacy Management and Directed Care product lines. The Patient Management service line includes traditional case management services and claims management. Claims Management benefited from the implementation of new clients and the Company’s continual investment in workflow processing to increase efficiencies while helping clients to control medical and indemnity costs.
About CorVel
CorVel Corporation is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve outcomes in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides claims management solutions in addition to networks of preferred providers, case management, utilization management and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, product investment strategies and expansion of pharmacy solutions and directed care product lines. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 and the Company’s Quarterly Report on Form 10Q for the quarters ended June 30, 2010 and September 30, 2010. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement (Unaudited)
Three and Nine Months Ended December 31, 2009 and 2010

	Three months	Three months
	December 31, 2009	December 31, 2010

Revenues	$86,629,000	$95,282,000
Cost of revenues	64,823,000	71,461,000

Gross profit	21,806,000	23,821,000

General and administrative	10,713,000	12,425,000

Income from operations	11,093,000	11,396,000

Income tax expense	4,418,000	4,672,000

Net income	$6,675,000	$6,724,000

Earnings Per Share:
Basic	$0.55	$0.57
Diluted	$0.54	$0.56

Weighted Shares
Basic	12,237,000	11,749,000
Diluted	12,426,000	11,984,000

	Nine Months Ended	Nine Months Ended
	December 31, 2009	December 31, 2010

Revenues	$250,357,000	$280,177,000
Cost of revenues	186,602,000	209,314,000

Gross profit	63,755,000	70,863,000

General and administrative	31,369,000	38,082,000

Income from operations	32,386,000	32,781,000

Income tax expense	12,907,000	10,764,000

Net income	$19,479,000	$22,017,000

Earnings Per Share:
Basic	$1.54	$1.86
Diluted	$1.52	$1.82

Weighted Shares
Basic	12,640,000	11,855,000
Diluted	12,801,000	12,091,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet (Unaudited)
March 31, 2010 and December 31, 2010

	March 31, 2010	December 31, 2010

Cash	$10,242,000	$15,769,000
Customer deposits	1,691,000	3,219,000
Accounts receivable, net	43,930,000	43,471,000
Prepaid expenses and taxes	6,419,000	4,109,000
Deferred income taxes	4,864,000	5,927,000
Property, net	30,026,000	36,720,000
Goodwill and other assets	43,196,000	43,738,000

Total	$140,368,000	$152,953,000

Accounts and taxes payable	$14,495,000	$15,632,000
Accrued liabilities	25,455,000	30,724,000
Deferred tax liability	4,690,000	4,767,000
Paid in capital	90,220,000	97,085,000
Treasury stock	-218,323,000	-241,103,000
Retained earnings	223,831,000	245,848,000

Total	$140,368,000	$152,953,000